Exhibit 99.1

CSX Announces Second Quarter Results
Tenth Consecutive Quarter of Year-Over-Year Continuing Earnings Growth

Year-Over-Year Highlights:

•	Operating income improves to $943 million

•	Operating ratio improves to 68.7 percent

•	Earnings per share increases to $0.49 per share

•	Employee safety at all-time best levels

JACKSONVILLE, Fla. - July 17, 2012 - CSX Corporation (NYSE: CSX) today announced second quarter net earnings of $512 million, or $0.49 per share, versus $506 million, or $0.46 per share, in the same period last year. This represents a 7 percent year-over-year improvement in earnings per share.

“CSX delivered its 10th straight quarter of year-over-year earnings growth despite significant headwinds in its utility coal business,” said Michael J. Ward, chairman, president and chief executive officer. “The company continues to perform well across a wide range of economic and market conditions.”

Total revenue and volume were essentially flat when compared to the same period last year, as increased shipments of export coal, intermodal and automotive products helped offset declines in utility coal.

CSX's train crews are operating more efficiently and the company's strong service product is translating into better asset utilization. These productivity gains, along with resource alignments made in response to changes in the mix of the business, drove an increase in operating income to $943 million. Additionally, the operating ratio improved to 68.7 percent for the quarter, a 60 basis point improvement year-over-year.

“This team remains focused on the safety of our employees and communities, service to our customers, and productivity in our operations,” said Ward. “CSX employees delivered record employee safety results and a significant improvement in the train accident rate.”

Looking forward, even with the continued headwinds in the utility coal market, CSX remains on track for earnings growth for the full-year 2012. In addition, while more challenging, the company continues to have line of sight to a 65 percent operating ratio by 2015.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company's website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX executives will conduct a quarterly earnings conference call with the investment community on July 18, 2012, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 1-773-756-0199). Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states, the District of Columbia and two Canadian provinces. CSX's network connects more than 240 short line railroads and more than 70 ocean, river, and lake ports. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.